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                            Exhibit 99

                          Press Release

                              Dated

                         August 6, 1998








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                          PRESS RELEASE

Today's date:   August 6, 1998           For More Information
Release date:  Immediately               Bill W. Taylor,
                                         E.V.P., C.F.O.
                                         903-586-9861



  JACKSONVILLE BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS


     Jacksonville, Texas, August 6, 1998 - Jacksonville Bancorp, Inc., (NASDAQ:JXVL) the holding company of Jacksonville Savings Bank, S.S.B. of Jacksonville, Texas, today reported net income of $756,000 or $.33 per share basic and $.31 per share diluted, for the three months ended June 30, 1998. This compares to $974,000 or $.41 per share basic and $.40 per share diluted, for the comparable period ended June 30, 1997.

     Net earnings for the nine months ended June 30, 1998 was $2.2 million, or $.96 per share basic and $.91 per share diluted, compared to $2.3 million or $.95 per share basic and $.93 per share diluted for the nine months ended
June 30, 1997.

     According to Jerry Chancellor, President and C.E.O., net income for the quarter ended June 30, 1997 included a one-time increase of $285,000 ($188,000 net of tax effect) in net accrued interest receivable on loan serviced for Federal Home Loan Mortgage Corporation. Mr. Chancellor indicated that the June, 1998 third quarter earnings met corporate expectations.

     Net interest income after provisions for losses on loans totaled $2.2 million for the quarter ended June 30, 1998, compared to $2.4 million for the comparable period in 1997. Noninterest income increased from $368,000 to $382,000 for the period ended June 30, 1997 and 1998, respectively. Noninterest expense increased from $1.2 million to $1.4 million for the quarter ended June 30, 1997 and 1998, respectively.

     Jacksonville's stockholders' equity at June 30, 1998 totaled $35.1 million
compared to $33.8 million at June 30, 1997.   At the end of the June, 1998
quarter there were 2,421,747 shares of stock outstanding. During the third quarter, Jacksonville repurchased 23,125 shares of stock bringing the total Treasury shares to 254,225.

     At June 30, 1998, Jacksonville had assets of $242.7 million. Jacksonville Bancorp, Inc.'s wholly owned subsidiary, Jacksonville Savings Bank, S.S.B. operates from its headquarters in Jacksonville, Texas and through its branch office network in Tyler, Palestine, Athens, Longview (2 locations) and Rusk, Texas.
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